Exhibit 5.1


Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203

June 21, 2001


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

Holme Roberts & Owen LLP has acted as counsel to Graphic Packaging International Corporation (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering an additional 9,550,000 shares of its Common Stock which may be acquired through participation in the Graphic Packaging Equity Compensation Plan for Non-Employee Directors, the Graphic Packaging Savings and Investment Plan, and the Graphic Packaging Employee Stock Purchase Plan (the "Plans")("this Form S-8").

As special counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Plans, as described in this Form S-8, will be legally issued, fully paid, and non-assignable.

We consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to this Form S-8. In giving this consent, we do not thereby under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other than expressly set forth in this letter.

Very truly yours,

HOLME ROBERTS & OWEN LLP


By: /s/Thomas A. Richardson
      Thomas A. Richardson